UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2006

MERGE TECHNOLOGIES INCORPORATED
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	0-29486	39-1600938
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6737 W. Washington Street, Milwaukee, Wisconsin		53214-5650
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(414) 977-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 15, 2006, the Board of Directors of Merge Technologies Incorporated, a Wisconsin corporation doing business as Merge Healthcare (the "Registrant") approved a rightsizing and reorganization initiative, effective immediately. Pursuant to the rightsizing, the Registrant will terminate approximately 150 employees, or 28% of its current workforce. While many of these reductions will be effective immediately, others will be transitioned over the next six months to assure continuity and customer satisfaction. The reorganization initiative followed an extensive examination of the Registrant by its senior management team, led by Kenneth D. Rardin, whom the Registrant hired as President and Chief Executive Officer on September 6, 2006. Based on the review, the Registrant’s management identified a short-term need to better align its costs with revenue-generating strategies and identified several redundancies within the consolidated organization.

In addition to the employee reductions, as part of the reorganization, the Registrant will close its offices in San Francisco, California, and Tokyo, Japan, and reduce the scope of its operations in Burlington, Massachusetts, Cleveland, Ohio, and Toronto, Canada.

The Registrant anticipates that it will incur restructuring costs of approximately $3 to $5 million in the fourth quarter of 2006, primarily consisting of severance pay. The Registrant anticipates that it will make the cash severance payments from the fourth quarter of 2006 through the second quarter of 2007.

A copy of the Registrant's News Release summarizing the rightsizing initiative and the reorganized management team is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 News Release dated November 16, 2006

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE TECHNOLOGIES INCORPORATED

November 16, 2006	By:	Kenneth D. Rardin

Name: Kenneth D. Rardin
Title: President and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	News Release dated November 16, 2006